EXHIBIT 6

July 14, 2000

The Guardian Insurance & Annuity Company, Inc.
7 Hanover Square
New York, New York 10004

Gentlemen:

In my capacity as Vice President and Actuary of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), I have participated in the development of the Park Avenue SVUL (the "Policies") and the preparation of the Policy form. The Policy is described in this Registration Statement Form S-6. I am familiar with the Registration Statement and its Exhibits.

In my opinion, the illustrations of death benefits, Policy Account Values, Net Cash Surrender Values and Accumulated Policy Premiums included in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the form of the Policy. Further, the rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective insureds at the illustrated ages than to prospective insureds at other Ages.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Charles G. Fisher, FSA
Vice President and Actuary

CONSULTING ACTUARY: _______________________
                      Ross M. Bradshaw, FSA